Exhibit 99.1

BDCA Venture Reports Q2 2015 Results

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--August 12, 2015--BDCA Venture, Inc. (“BDCA Venture” or the “Company”) (Nasdaq: BDCV), a closed-end fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), announced today operating and financial results for the three and six month periods ended June 30, 2015. Until further notice, the Company has decided to discontinue the investor presentations that were previously included in the Company’s quarterly materials and posted on the Company’s website.

Election of New Board of Directors: On July 21, 2015, the final vote of shareholders at the Company's 2015 Annual Meeting of Stockholders (the "Annual Meeting") was certified and a new Board of Directors was elected. Richard Cohen, Andrew Dakos, Gerald Hellerman and Timothy Keating were elected as directors of the Company to serve until the 2016 Annual Meeting or until their respective successors are duly elected and qualified. Messrs. Cohen, Dakos and Hellerman were each director nominees of Bulldog Investors, LLC. Mr. Keating was a director nominee of the Company’s management.

Effective July 28, 2015, Mr. Keating resigned from the Board of Directors and as the Chief Executive Officer and President of the Company. Mr. Keating’s resignation was not the result of any disagreement with the Company on any matters relating to the Company's operations, policies or practices. Frederic M. Schweiger, the Company’s current Chief Operating Officer, Chief Compliance Officer and Secretary, was appointed as the interim Chief Executive Officer and President, replacing Mr. Keating, effective July 29, 2015. At this time, the new Board of Directors has determined not to fill the vacancy on the Board of Directors created by Mr. Keating’s resignation. Effective as of August 13, 2015, Mr. Keating's employment with the Company’s investment adviser, BDCA Venture Adviser, LLC (the “Adviser”), will terminate and, accordingly upon such termination, Mr. Keating will no longer be a member of the Adviser's investment committee.

The new Board of Directors is currently assessing the Company's investment objective and strategy, use of available cash resources (including cash used for distributions and the stock repurchase program) and the overall business operations and portfolio management of the Company going forward. The new Board of Directors has not at this time made any changes in the Company's existing investment objective and strategy, plans for use of available cash resources, distribution policy, business operations or portfolio management. However, pursuant to a directive from the new Board of Directors, the Adviser has agreed that no investment-related decisions or actions by the Adviser with respect to the Company's portfolio will be made without the prior approval of the new Board of Directors.

The new Board of Directors currently intends to continue the Company’s stock repurchase program and has confirmed that the previously declared third and fourth quarter of 2015 distributions of $0.15 per share will be paid based on the record and payment dates previously established for those distributions.

Potential Impact of Apollo Transactions on the Company: On August 6, 2015, an affiliate of Apollo Global Management, LLC (“Apollo”) agreed to acquire a majority interest in a newly-formed company, AR Global Investments, LLC (“AR Global”), that will acquire substantially all of the assets of AR Capital, LLC (“ARC”) and its ongoing asset management business (the “Apollo Transactions”). The Adviser is currently owned indirectly by ARC. The Company has been advised that the assets and equity interests of the Adviser are not being acquired by AR Global in connection with the Apollo Transactions. The Board of Directors will continue to assess any impact that the Apollo Transactions may have on the Company and its relationship with the Adviser.

Balance Sheet: Net assets at June 30, 2015 were $61.1 million (or $6.29 per share), consisting of 12 portfolio company investments with a fair value of $44.3 million and cash and cash equivalents of $18.9 million. There were 9,723,455 shares of common stock issued and outstanding as of June 30, 2015.

Results of Operations and Change in Net Asset Value (“NAV”): At June 30, 2015, NAV was $6.29 per share, a decline of $0.42 per share from March 31, 2015 and $0.53 per share from December 31, 2014. The change in NAV for the three and six months ended June 30, 2015 is summarized in the following table.

	Three Months Ended		Six Months Ended
	June 30, 2015		June 30, 2015
	Amount	Per Share(1)	Amount	Per Share(1)

Net Asset Value, Beginning of Period(2)	$65,704,929	$6.71	$66,833,537	$6.82

Components of the Change in Net Asset Value:
Net Investment Loss	(1,062,341)	(0.11)	(1,692,167)	(0.17)
Net Realized Loss	(1,182,240)	(0.12)	(1,162,132)	(0.12)
Net Increase in Unrealized Appreciation	958,157	0.10	439,267	0.04
Stockholder Distributions	(2,932,892)	(0.30)	(2,932,892)	(0.30)
Repurchases of Common Stock (3)	(352,038)	0.01	(352,038)	0.02
Change in Net Asset Value	(4,571,354)	(0.42)	(5,699,962)	(0.53)

Net Asset Value, End of Period(2)	$61,133,575	$6.29	$61,133,575	$6.29
(1)	Unless otherwise indicated, per share data is based on weighted average common shares outstanding during the period.
(2)	Per share data is based on total common shares outstanding at the beginning and end of the corresponding period.
(3)	Represents the increase in net asset value attributable to repurchases of common stock during the period. The increase in net asset value per share attributable to repurchases of common stock for the six months ended June 30, 2015 was $0.01 per share. However, for purposes of this presentation, the per share amount attributable to repurchases of common stock was increased by $0.01 per share to a total of $0.02 per share to reconcile the change in net asset value per share to the other per share information presented.

During the three months ended June 30, 2015, the Company incurred $293,103 in legal and litigation expenses, $85,459 in proxy administrative and solicitation services and $23,953 in other expenses related to the contested proxy campaign in connection with the Company's Annual Meeting. Additional proxy-related legal, administrative and solicitation expenses were incurred in the current quarter and will be recorded in the Company’s statement of operations for the quarter ended September 30, 2015.

Portfolio Analysis: As of June 30, 2015, the Company held equity investments in 12 portfolio companies, one of which is publicly traded (Tremor Video) and 11 of which are private companies, with a fair value of $44.3 million.

During April and May 2015, the Company sold 300,000 shares of Tremor Video common stock with an aggregate cost basis of $2,000,004 for total net proceeds of $817,764, resulting in a net realized loss of $1,182,240.

Based on the quarterly calls with the management of the Company’s portfolio companies and consistent with previous guidance from last quarter, the Company does not believe that any of its 11 private portfolio companies will attempt to complete an IPO in 2015. If and when any private portfolio companies complete an IPO, the Company’s shares in such companies would only become eligible for sale following the expiration of post-IPO lockup periods, typically 180 days. Further, the Company has no basis to believe that there will occur in 2015 other portfolio monetization events, such as a merger or sale of any portfolio company, or the privately-negotiated sale by the Company of its investment prior to an IPO, merger or sale of any such portfolio company.

As a result, considering the year-to-date realized loss of approximately $1.2 million the Company has incurred from the sale of Tremor Video common stock, the Company expects to incur a net realized loss for 2015.

The table below sets forth: (i) the unrealized appreciation (depreciation) of each of BDCA Venture’s portfolio companies held as of June 30, 2015, and (ii) the net change in unrealized appreciation (depreciation) during the three and six months ended June 30, 2015 of each of BDCA Venture’s portfolio companies.

				Quarter to	Year to
	June 30, 2015			Date	Date
				Change In	Change In
			Unrealized	Unrealized	Unrealized
			Appreciation	Appreciation	Appreciation
Portfolio Company	Cost	Fair Value	(Depreciation)	(Depreciation)	(Depreciation)

SilkRoad, Inc.	$6,337,785	$9,360,000	$3,022,215	$280,000	500,000
Metabolon, Inc.	4,000,000	7,590,000	3,590,000	80,000	(200,000)
Mode Media Corporation	4,999,999	7,500,000	2,500,001	20,000	650,000
Zoosk, Inc.	2,999,999	3,970,000	970,001	160,000	180,000
Deem, Inc.	3,000,000	3,770,000	770,000	(200,000)	(520,000)
Centrify Corporation	2,999,999	3,540,000	540,001	150,000	230,000
Harvest Power, Inc.	2,904,526	3,020,000	115,474	(120,000)	400,000
Suniva, Inc.	2,554,287	1,680,000	(874,287)	(110,000)	(60,000)
BrightSource Energy, Inc.	3,264,037	1,565,358	(1,698,679)	3,441	156,953
MBA Polymers, Inc.	2,000,000	1,420,000	(580,000)	(690,000)	(680,000)
Tremor Video, Inc.	1,999,997	872,997	(1,127,000)	1,469,003	1,151,004
Agilyx Corporation	4,332,356	-	(4,332,356)	(90,000)	(1,380,000)

Total portfolio company investments	$41,392,985	$44,288,355	$2,895,370	$952,444	$427,957

Funds held in escrow from sale of investment	704,101	615,668	(88,433)	5,713	11,310

Total portfolio company financial assets	$42,097,086	$44,904,023	$2,806,937	$958,157	$439,267

Quarterly 2015 Distributions: During the six months ended June 30, 2015, the Company paid regular first and second quarter cash distributions in the amount of $0.15 per share, or approximately $2.9 million in the aggregate, to stockholders of record as of April 15, 2015 and June 11, 2015, respectively.

The record and payment dates for the 2015 third and fourth quarter cash distributions in the amount of $0.15 per share are as follows:

Regular Distributions	Amount per Share	Record Date	Payment Date
Third Quarter	$0.15	September 11, 2015	September 25, 2015
Fourth Quarter	$0.15	December 4, 2015	December 18, 2015

As of the date of this release, the Company does not expect to earn net investment income and has no visibility to any net realized capital gains for 2015. Accordingly, these distributions are likely to represent a return of capital. Stockholders should not draw any conclusions about the Company’s investment performance from the amount of these scheduled distributions.

Stock Repurchase Program: On March 26, 2015, the Board of Directors authorized an extension of the stock repurchase program for an additional six months to expire September 22, 2015. During the six months ended June 30, 2015, the Company repurchased 70,539 shares of its common stock at an average price of $4.99 per share, including commissions, for a total cost of $352,038. The Company's net asset value per share increased by $0.01 per share as a result of the shares repurchased and the weighted average discount to NAV per share of the shares repurchased during the six months ended June 30, 2015 was 26%.

To the extent that the Company’s common stock continues to trade at a significant discount to NAV, the Company intends to repurchase shares outside of any applicable blackout periods, which generally begin at each quarter-end and expire after the filing of the Company’s periodic reports with the SEC. However all repurchases must be made in accordance with SEC rules, which set certain restrictions on the method, timing, price and volume of stock repurchases. The Company may also consider block purchases of its common stock.

For additional information concerning the Company and its operating and financial results for the three and six month periods ended June 30, 2015, please refer to the Company’s Quarterly Report on Form 10-Q, which was filed with the SEC on August 12, 2015.

About BDCA Venture, Inc.

BDCA Venture, Inc. (www.BDCV.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940 that seeks to maximize total return by generating current income through debt investments in growth companies and, to a lesser extent, through capital appreciation. BDCA Venture’s shares are listed on Nasdaq under the ticker symbol “BDCV.”

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect BDCA Venture’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in BDCA Venture’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to BDCA Venture’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, BDCA Venture undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to BDCA Venture’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
BDCA Venture, Inc.
Investor Relations Contact:
Frederic (Rick) M. Schweiger, 720-489-4912
Chief Executive Officer and President
rschweiger@bdcv.com